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                                                                       Exhibit 1


                              CONSENT OF KPMG LLP

The Board of Directors

DiamondCluster International, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-88155, No. 333-92213, No. 333-50834, No. 333-47830, No. 333-64276, and No.
333-64278) on Form S-8 of our report dated July 11, 2001 relating to the statements of net assets available for benefits of DiamondCluster International, Inc. 401(k) Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the Annual Report on Form 11-K of DiamondCluster International, Inc. 401(k) Plan for the fiscal year ended December 31, 2000.


/s/ KPMG LLP


Chicago, Illinois
July 16, 2001